Exhibit 16.1

November 11, 2009

Securities and Exchange Commission 100 F Street N.E.
Washington, D.C. 20549
USA

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 5, 2009, to be filed by our former client, Neonode Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Feinstein International AB

/s/Tommy Bergendahl
Tommy Bergendahl